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                                                                       EXHIBIT 4








                      THE HBO & COMPANY 1994 UK SHARESAVE SCHEME





                                 Page 11 of 23 Pages

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                                       CONTENTS

                                                                            Page


1.  Definitions and Interpretation............................................1

2.  Eligibility...............................................................1

3.  Grant of Options..........................................................2

4.  Monthly Contribution and Repayment........................................4

5.  Exercise of Options.......................................................5

6.  Takeover, Reconstruction and Winding Up...................................7

7.  Variation of Capital......................................................8

8.  Alterations...............................................................8

9.  Miscellaneous.............................................................8


                                 Page 12 of 23 Pages

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1.  DEFINITIONS AND INTERPRETATION

(1) In this Scheme, unless the context otherwise requires:-

    "the Board" means the board of directors of the Company or a committee appointed by such board of directors;

    "Bonus Date", in relation to an option, means, where in accordance with the Scheme the repayment under the Savings Contract made in connection with the option is taken as including the maximum bonus, the earliest date on which the maximum bonus is payable thereunder, and, in any other case, the earliest date on which a bonus is payable thereunder;

    "the Company" means HBO & Company, a company organised under the laws of the State of Delaware in the USA;

    "Participant" means a person who holds an option granted under the Scheme;

    "Participating Company" means the Company or any Subsidiary to which the Board has resolved that the Scheme shall for the time being extend;

    "Savings Body" means the Department for National Savings and any building society or institution authorised under the Banking Act 1987 with which a Savings Contract can be made;

    "Savings Contract" means an agreement to pay monthly contributions under the terms of a certified contractual savings scheme, within the meaning of section 326 of the Taxes Act 1988, which has been approved by the Inland Revenue for the purposes of Schedule 9;

    "the Scheme" means the HBO & Company 1994 UK Sharesave Scheme as herein set out but subject to any alterations or additions made under Rule 8 below;

    "Schedule 9" means Schedule 9 to the Taxes Act 1988;

    "Subsidiary" means a body corporate which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 and of which the Company has control;

    "the Taxes Act 1988" means the Income and Corporation Taxes Act 1988;

    and expressions not otherwise defined herein have the same meanings as they have in Schedule 9.

(2) The specified age for the purpose of the Scheme is 60.

(3) Any reference in the Scheme to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

2.  ELIGIBILITY

(1) Subject to sub-rule (5) below, an individual is eligible to be granted an option under the Scheme on any day ("the grant day") if (and only if):-

    (a) he is on the grant day an employee or director of a company which is a Participating Company, and

    (b) he either satisfies the conditions specified in sub-rule (2) below or is nominated by the Board for this purpose.

                              Page 13 of 23 Pages              Exhibit 4: page 1

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(2) The conditions referred to in sub-rule (1)(b) above are that the individual:-

    (a) shall at all times during the qualifying period (if any) have been a full-time employee or full-time director of the Company or a company which was for the time being a Subsidiary; and

    (b) was at the relevant time chargeable to tax in respect of his employment or office under Case I of Schedule E.

(3) For the purposes of sub-rule (2) above:-

    (a) the relevant time is the date on which any invitation is given under Rule 3(2)(a) below or such other time during the period of 5 years ending with the grant day as the Board may determine (provided that no such determination may be made if it would have the effect that the qualifying period would not fall within the said 5-year period);

    (b) there shall be no qualifying period prior to the relevant time unless the Board determines otherwise, in which case the qualifying period shall be such period ending at the relevant time and falling within the 5-year period mentioned in paragraph (a) above as the Board may determine;

    (c) an individual shall be treated as a full-time employee or full-time director of a company if (and only if) he is obliged to devote to the performance of the duties of his employment or office with the company not less than 20 hours a week;

    (d) subject to paragraph (c) above, Schedule 13 to the Employment Protection (Consolidation) Act 1978 shall have effect, mutatis mutandis, for ascertaining the length of the period during which an individual shall have been a full-time employee or full-time director and whether he shall have been such an employee or director at all times during that period.

(4) Any determination of the Board under paragraph (a) or (b) of sub-rule (3) above shall have effect in relation to every individual for the purpose of ascertaining whether he is eligible to be granted an option under the Scheme on the grant day.

(5) An individual is not eligible to be granted an option under the Scheme at any time if:-

    (a) he is at that time ineligible to participate in the Scheme by virtue of paragraph 8 of Schedule 9; or

    (b) the amount of the monthly contribution to be paid under the Savings Contract proposed to be made in connection with the option, determined in accordance with Rule 4(1) below, would be less than the minimum permitted amount, that is to say (pound sterling)10 or such other minimum amount as may for the time being be permitted by paragraph 24(2)(b) of Schedule 9.

3.  GRANT OF OPTIONS

(1) Subject to sub-rules (2) and (4) below and to Rule 4(4)(e) below, the Board may grant to any individual who is eligible to be granted and has applied for an option under the Scheme an option to acquire shares in the Company which fulfil the conditions specified in paragraphs 10 to 14 of Schedule 9, upon the terms set out in the Scheme; and for this purpose an option to acquire includes an option to purchase and an option to subscribe.


                              Page 14 of 23 Pages              Exhibit 4: page 2

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(2) The Board shall ensure that, in relation to the grant of options under the
    Scheme on any day:-

    (a) every individual who is eligible to be granted an option thereunder on that day by virtue of satisfying the conditions specified in Rule 2(2) above has been given an invitation to apply for such an option within a period of not less than 14 days from the date on which the invitation was given;

    (b) every such invitation is given on the same date and specifies the matters set out in sub-rule (3) below; and

    (c) every individual who is eligible to be granted such an option on the day in question, has applied therefor in such form and manner as the Board may prescribe, and has proposed to make a Savings Contract in connection therewith (with a Savings Body approved by the Board for this purpose) under which the monthly contributions are determined in accordance with Rule 4(1) below, is in fact granted such an option on that day.

(3) The matters which must be specified in an invitation as mentioned in sub-rule (2)(b) above are:-

    (a) what the repayment for the purposes of sub-rule (7) below is, by virtue of Rule 4(2) below, to be taken as including; and

    (b)  the maximum amount (if any) referred to in Rule 4(1)(c) below.

(4) The consideration for the grant to any individual of an option under the Scheme shall be his proposing to make a Savings Contract in connection therewith and in all other respects agreeing to be bound by the provisions of the Scheme.

(5) The price at which shares may be acquired by the exercise of options granted on any day under the Scheme shall be a price denominated in US dollars which is determined by the Board and stated on that day, provided that:-

    (a) the price shall not be less than the specified percentage of the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act 1992) of shares of that class, as agreed in advance for the purposes of the Scheme with the Shares Valuation Division of the Inland Revenue, on the date on which invitations to apply for such options were given pursuant to sub-rule (2)(a) above or, if that date does not fall within the period of 30 days ending with the day on which such options are granted, on the day on which such options are granted or such other day as may be agreed with the Inland Revenue; and

    (b) except in the case of an option to acquire shares otherwise than by subscription, the price shall not be less than the nominal value of those shares;

    and for this purpose "the specified percentage" is 80 per cent. or such other percentage as may be specified in paragraph 25 of Schedule 9.

(6) The number of shares in respect of which an option shall be granted to any individual under the Scheme shall be the maximum number which can be paid for, at the price determined under sub-rule (5) above, with monies equal to the amount of the repayment due on the Bonus Date under the Savings Contract to be made in connection with the option (as ascertained in accordance with Rule 4 below).

                              Page 15 of 23 Pages              Exhibit 4: page 3

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(7) Subject to Rule 5(3) below, an option granted under the Scheme to any individual shall not be capable of being transferred by him and shall lapse forthwith if it is so transferred or if he is adjudged bankrupt.

(8) The grant of any option under the Scheme shall be subject to any approval or consent required under the terms of any relevant document, regulation or enactment.

4.  MONTHLY CONTRIBUTION AND REPAYMENT

(1) Subject to sub-rule (4)(c) below, for the purposes of Rule 3(2)(c) above, the amount of the monthly contribution shall be the amount which the individual shall have specified in his application for the option that he is willing to pay under the Savings Contract or, if lower, the maximum permitted amount, that is to say the maximum amount which:-

    (a) when aggregated with the amount of his monthly contributions under any other Savings Contract linked to the Scheme or to any other savings-related share option scheme approved under Schedule 9, does not exceed (pound sterling)250,

    (b) does not exceed the maximum amount for the time being permitted under the terms of the Savings Contract, and

    (c) when aggregated with the amount of his monthly contributions under any other Savings Contract linked to the Scheme, does not exceed such maximum amount as may from time to time be determined by the Board.

(2) Subject to paragraphs (a) and (b) of sub-rule (4) below, for the purposes of Rule 3(6) above, the repayment shall be taken as including a bonus (but not the maximum bonus) unless the Board shall have determined, in relation to every option to be granted on the day in question, that it shall be taken:-

    (a)  as including the maximum bonus,

    (b)  as not including a bonus, or

    (c) as including such bonus as the individual shall have specified for this purpose in his application for the option.

(3) If the grant of options under the Scheme on any day in accordance with the preceding provisions of this Rule would cause the number of shares which may be acquired on the exercise thereof to exceed such number as may have been determined by the Board for this purpose, then, in relation to options so granted on that day, the provisions set out in sub-rule (4) below shall be successively applied (in the order in which they are therein set out) so far as is necessary to ensure that those limits are not exceeded.

(4) The said provisions are:-

    (a) for the purposes of Rule 3(7) above, if the repayment would otherwise be taken as including the maximum bonus, it shall be taken as including a bonus (but not the maximum bonus);

    (b) for those purposes, if the repayment would otherwise be taken as including a bonus, it shall be taken as not including a bonus;


                              Page 16 of 23 Pages              Exhibit 4: page 4


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    (c)  unless paragraph (d) below applies, the amount of the monthly contribution determined under sub-rule (1) above shall be taken as successively reduced by 0.5 per cent. thereof, 1 per cent. thereof,
         1.5 per cent. thereof and so on and then rounded up to the nearest pound, but shall not be reduced to less than the minimum permitted amount mentioned in Rule 2(b)(5) above;

    (d) if the Board shall have determined that this paragraph is to apply, for the purpose of determining the amount of the said monthly contribution, the maximum permitted amount referred to in sub-rule (1) above shall be taken as successively reduced by (pound sterling)1, (pound sterling)2, (pound sterling)3 and so on, but shall not be reduced to less than the said minimum permitted amount;

    (e) the Board shall not grant any options under the Scheme on the day in question.

5.  EXERCISE OF OPTIONS

(1) The exercise of any option under the Scheme shall be effected in such form and manner as the Board may prescribe, provided that the monies paid for shares on such exercise shall not exceed the amount of the repayment made and any interest paid under the Savings Contract made in connection with the option.

(2) Subject to sub-rules (3) to (5) below and to Rule 6 below, an option granted under the Scheme shall not be capable of being exercised before the Bonus Date.

(3) Subject to sub-rule (7) below, if any Participant dies before the Bonus Date and at a time when he either holds the office or employment by virtue of which he is eligible to participate in the Scheme or is entitled to exercise the option by virtue of sub-rule (4) below, the option may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death, and if he dies within 6 months after the Bonus Date and at such time as aforesaid, the option may be exercised within 12 months after the Bonus Date.

(4) Subject to sub-rule (7) below, if any Participant ceases to hold the office or employment by virtue of which he is eligible to participate in the Scheme (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him under the Scheme:-

    (a) if he so ceases by reason of injury, disability, redundancy within the meaning of the Employment Protection (Consolidation) Act 1978, or retirement on reaching the specified age or any other age at which he is bound to retire in accordance with the terms of his contract of employment, the option may (and subject to sub-rule (3) above must, if at all) be exercised within 6 months of his so ceasing;

    (b) if he so ceases by reason only that the office or employment is in a company of which the Company ceases to have control or relates to a business or part of a business which is transferred to a person who is neither an associated company of the Company (within the meaning given to that expression by section 187(2) of the Taxes Act 1988 for the purposes of paragraph 23 of Schedule 9) nor a company of which the Company has control, the option may (and subject to sub-rule (3) above must, if at all) be exercised within 6 months of his so ceasing;

    (c) if he so ceases for any other reason within three years of the grant of the option, the option may not be exercised at all;

    (d) if he so ceases for any other reason (except dismissal for misconduct) more than 3 years after the grant of the option, the option may (and subject to sub-rule (3) above must, if at all) be exercised within 6 months of his so ceasing.


                              Page 17 of 23 Pages             Exhibit 4: page 5

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(5) Subject to sub-rule (7) below, where any Participant continues to hold the office or employment by virtue of which he is eligible to participate in the Scheme after the date on which he reaches the specified age, he may exercise any option granted to him under the Scheme within 6 months of that date.

(6) Subject to sub-rule (3) above, an option granted under the Scheme shall not be capable of being exercised later than 6 months after the Bonus Date.

(7) Where, before an option granted under the Scheme has become capable of being exercised, the Participant gives notice that he intends to stop paying monthly contributions under the Savings Contract made in connection with the option, or is deemed under the terms thereof to have given such notice, or makes an application for repayment of the monthly contributions paid thereunder, the option may not be exercised at all.

(8) A Participant shall not be treated for the purposes of sub-rules (3) and
    (4) above as ceasing to hold the office or employment by virtue of which he is eligible to participate in the Scheme until he ceases to hold an office or employment in the Company or any associated company (within the meaning given to that expression by section 187(2) of the Taxes Act 1988 for the purposes of paragraph 23 of Schedule 9) or company of which the Company has control, and a female Participant who ceases to hold the office or employment by virtue of which she is eligible to participate in the Scheme by reason of pregnancy or confinement and who exercises her right to return to work under section 45 of the Employment Protection (Consolidation) Act 1978 before exercising her option shall be treated for the purposes of sub-rule (4) above as not having so ceased to hold her said office or employment.

(9) A Participant shall not be eligible to exercise an option under the Scheme at any time:-

    (a) unless, subject to sub-rule (4) above, he is at that time a director or employee of a Participating Company;

    (b) if he is not at that time eligible to participate in the Scheme by virtue of paragraph 8 of Schedule 9.

(10) An option granted under the Scheme shall not be capable of being exercised more than once.

(11) Subject to sub-rule (12) below, within 30 days after an option under the Scheme has been exercised by any person, the Board on behalf of the Company shall allot to him (or his nominee) or, as appropriate, procure the transfer to him (or his nominee) of the number of shares in respect of which the option has been exercised.

(12) All shares allotted under the Scheme shall rank pari passu in all respects with the shares of the same class for the time being in issue save as regards any rights attaching to such shares by reference to a record date prior to the date of the allotment.

(13) If shares of the same class as those allotted under the Scheme are listed on any stock exchange, the Company shall apply to that stock exchange for any shares so allotted to be admitted thereto.

(14) The allotment or transfer of any shares under the Scheme shall be subject to obtaining any such approval or consent as is mentioned in Rule 3(8) above.

                              Page 18 of 23 Pages              Exhibit 4: page 6

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6.  TAKEOVER, RECONSTRUCTION AND WINDING UP

(1) If any person obtains control of the Company as a result of making a general offer to acquire shares in the Company, or having obtained such control makes such an offer, the Board shall within 7 days of becoming aware thereof notify every Participant thereof and an option granted under the Scheme may, subject to sub-rules (3), (4), (6) and (7) of Rule 5 above, be exercised within one month (or such longer period as the Board may permit) of such notification, but not later than 6 months after such person has obtained such control.

2) For the purposes of sub-rule (1) above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

(3) If a compromise or arrangement is effected for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, the Board shall forthwith notify every Participant thereof and an option granted under the Scheme may, subject to sub-rules (3), (4), (6) and (7) of Rule 5 above, be exercised within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of the Scheme) lapse on the expiration thereof.

(4) If any company ("the acquiring company") obtains control of the Company as a result of making-

    (a) a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the acquiring company will have control of the Company, or

    (b) a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired by the exercise of options granted under the Scheme,

    any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 15(2) of
    Schedule 9), by agreement with the acquiring company, release any option granted under the Scheme which has not lapsed ("the old option") in consideration of the grant to him of an option ("the new option") which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 10(b) or (c) of
    Schedule 9).

(5) The new option shall not be regarded for the purposes of sub-rule (4) above as equivalent to the old option unless the conditions set out in paragraph 15(3) of Schedule 9 are satisfied, but so that the provisions of the Scheme shall for this purpose be construed as if:-

    (a) the new option were an option granted under the Scheme at the same time as the old option;

    (b) except for the purposes of the definitions of "Participating Company" and "Subsidiary" in Rule 1(1) and Rule 5(4)(b) and (8) above, the expression "the Company" were defined as "a company whose shares may be acquired by the exercise of options granted under the Scheme";

    (c) the Savings Contract made in connection with the old option had been made in connection with the new option;

    (d) the Bonus Date in relation to the new option were the same as that in relation to the old option.

                              Page 19 of 23 Pages              Exhibit 4: page 7

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7.  VARIATION OF CAPITAL

(1) Subject to sub-rule (3) below, in the event of any increase or variation of the share capital of the Company (whenever effected) the Board may make such adjustments as it considers appropriate under sub-rule (2) below.

(2) An adjustment made under this sub-rule shall be to one or more of the following:-

    (a) the number of shares in respect of which any option granted under the Scheme may be exercised;

    (b) the price at which shares may be acquired by the exercise of any such option;

    (c) where any such option has been exercised but no shares have been allotted or transferred pursuant to such exercise, the number of shares which may be so allotted or transferred and the price at which they may be acquired.

(3) No adjustment under paragraph (a), (b) or (c) of sub-rule (2) above shall be made at a time when the Scheme is approved by the Inland Revenue under
    Schedule 9 without the prior approval of the Inland Revenue.

(4) An adjustment under sub-rule (2) above may have the effect of reducing the price at which shares may be acquired by the exercise of an option to less than their nominal value, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the option is exercised exceeds the price at which the same may be subscribed for and to apply such sum in paying up such amount on such shares; and so that on exercise of any option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

(5) As soon as reasonably practicable after making any adjustment under sub-rule (2) above, the Board shall give notice in writing thereof to any Participant affected thereby.

8.  ALTERATIONS

(1) The Board may at any time alter or add to all or any of the provisions of the Scheme in any respect, provided that no alteration or addition shall be made at a time when the Scheme is approved by the Inland Revenue under
    Schedule 9 without the prior approval of the Inland Revenue.

(2) As soon as reasonably practicable after making any alteration or addition under sub-rule (1) above, the Board shall give notice in writing thereof to any Participant affected thereby.

9.  MISCELLANEOUS

(1) The rights and obligations of any individual under the terms of his office or employment with the Company or a Subsidiary shall not be affected by his participation in the Scheme or any right which he may have to participate therein, and an individual who participates therein shall waive all and any rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option under the Scheme as a result of such termination.

                              Page 20 of 23 Pages              Exhibit 4: page 8

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(2) In the event of any dispute or disagreement as to the interpretation of the
    Scheme, or as to any question or right arising from or related to the Scheme, the decision of the Board shall be final and binding upon all persons.

(3) The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by any applicable laws.

(4) Any notice or other communication under or in connection with the Scheme may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of the Company or a Subsidiary, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given to a person in the United Kingdom by first-class post sent in the UK, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped.


                              Page 21 of 23 Pages              Exhibit 4: page 9